EXHIBIT 10.2

QUIKSILVER, INC.

2006 RESTRICTED STOCK PLAN

ARTICLE I

GENERAL PROVISIONS

1.1	PURPOSE OF THE PLAN

      This 2006 Restricted Stock Plan is intended to promote the interests of Quiksilver, Inc., a Delaware corporation, by providing eligible persons in the Corporation’s service with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Corporation as an incentive for them to remain in such service. The specific purpose of the Plan is to provide a special incentive to key contributors to the Rossignol acquisition and integration and to retain key contributors throughout the integration period.

      Capitalized terms shall have the meanings assigned to such terms in the attached Appendix.

1.2	ADMINISTRATION OF THE PLAN

A.	The Committee shall have sole and exclusive authority to administer the Plan.

B.	Members of the Committee shall serve for such period of time as the Board may determine and may be removed by the Board at any time.

C.	The Committee shall, within the scope of its administrative functions under the Plan, have full power and authority (subject to the provisions of the Plan) to establish such rules and regulations as it may deem appropriate for proper administration of the Plan and to make such determinations under, and issue such interpretations of, the provisions of the Plan and any outstanding restricted stock award issued thereunder as it may deem necessary or advisable. Decisions of the Committee within the scope of its administrative functions under the Plan shall be final and binding on all parties who have an interest in the Plan under its jurisdiction or any stock issuance thereunder.

D.	Service on the Committee shall constitute service as a Board member, and members of each such committee shall accordingly be entitled to full indemnification and reimbursement as Board members for their service on such committee. No member of the Committee shall be liable for any act or omission made in good faith with respect to the Plan or any stock issuances under the Plan.

1.3	ELIGIBILITY

A.	The persons eligible to participate in the Plan are Employees who are key contributors to the strategic initiatives related to the Rossignol acquisition, and the long term integration activities with respect to such acquisition.

B.	The Committee shall, within the scope of its administrative jurisdiction under the Plan and subject to the terms of the Plan, have full authority to determine, with respect to awards granted under the Plan, which eligible persons are to receive awards, the time or times when such awards are to be made, the number of shares subject to awards issued to each Participant and the consideration, if any, to be paid for shares subject to such awards.

1.4	STOCK SUBJECT TO THE PLAN

A.	The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Corporation on the open market. The number of shares of Common Stock reserved for issuance over the term of the Plan shall not exceed 1,000,000 shares.

B.	No one person participating in the Plan may receive awards for more than 200,000 shares of Common Stock in the aggregate.

C.	If any change is made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, appropriate adjustments shall be made by the Committee to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the number and/or class of securities for which any one person may be granted awards under the Plan, and (iii) the number and/or class of securities in effect under each outstanding restricted stock award. Such adjustments to the outstanding awards are to be effected in a manner which shall preclude the enlargement or dilution of rights and benefits under such awards. The adjustments determined by the Committee shall be final, binding and conclusive.

ARTICLE II

RESTRICTED STOCK AWARDS

2.1	STOCK ISSUANCE TERMS

      Shares of Common Stock will be issued under the Plan through direct and immediate issuances. Each such stock issuance shall be evidenced by a Stock Issuance Agreement which complies with the terms specified below. The Committee, in its sole discretion, shall determine the number of shares of Common Stock to be granted to each Participant, provided that no Participant shall receive more than 200,000 shares of Common Stock in the aggregate under the Plan.

A.	Purchase Price.

(i)	The purchase price per share of Common Stock shall be fixed by the Committee.

(ii)	Shares of Common Stock may be issued under the Plan for any item of consideration which the Committee may deem appropriate in each individual instance.

(iii)	To the extent an award under the Plan is in the form of newly issued shares of Common Stock, the Participant, as a condition to the grant of such award, shall be required to pay the Corporation in cash an amount equal to at least the par value of such shares. To the extent that an award is granted in the form of shares from the Corporation’s treasury, no cash consideration shall be required of the award recipient.

B.	Vesting/ Issuance Provisions.

(i)	All shares of Common Stock issued under the Plan shall be restricted shares, subject to vesting based on the Participant completing a Service period to be determined by the Committee, provided that such period must end on or after January 31, 2011. In addition, the Committee may provide for accelerated vesting on or after January 31, 2009 based upon the achievement of certain performance goals, as set forth in subsection (ii) below.

(ii)	One or more pre-established performance goals may be set by the Committee with respect to awards under the Plan. Such performance goals shall be based on business criteria of the Corporation as a whole or any of its Subsidiaries (or any division, department or business unit of the foregoing), as determined by the Committee, including but not limited to the following or similar criteria: revenues, profitability, earnings (including, without limitation, earnings per share, earnings per share growth, earnings before taxes or earnings before interest, depreciation, taxes, and amortization), return on assets, return on equity, economic value created, successful acquisitions of other companies or assets and/or successful integration of such companies or assets, successful dispositions of Subsidiaries, divisions or departments of the Corporation or any of its Subsidiaries, share market prices, return to stockholders, market share, or cost or expense control. Performance goals may be expressed as absolute goals or goals in relation to previous performance or performance of comparable companies or industry indexes, or otherwise based on the business criteria as determined by the Committee.

(iii)	The effect which death, Permanent Disability or other event designated by the Committee is to have upon the vesting schedule shall be determined by the Committee and incorporated into the Stock Issuance Agreement.

(iv)	Any new, substituted or additional securities or other property (including money paid other than as a regular cash dividend) which the Participant may have the right to receive with respect to his or her unvested shares of Common Stock by reason of any stock dividend, stock split, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration shall be issued subject to (i) the same vesting requirements applicable to the Participant’s unvested shares of Common Stock and (ii) such escrow arrangements as the Committee shall deem appropriate.

(v)	The Participant shall have substantially full stockholder rights with respect to any shares of Common Stock issued to the Participant under the Plan, whether or not the Participant’s interest in those shares is vested. Accordingly, the Participant shall have the right to vote such shares and to receive any regular cash dividends paid on such shares.

(vi)	Should the Participant cease to remain in Service while holding one or more unvested shares of Common Stock issued under the Plan, then those shares shall be immediately surrendered to the Corporation for cancellation, and the Participant shall have no further stockholder rights with respect to those shares. To the extent the surrendered shares were previously issued to the Participant for cash consideration, unless the Committee provides otherwise, the Corporation shall repay that consideration to the Participant at the time the shares are surrendered.

(vii)	The Committee may in its discretion waive the surrender and cancellation of one or more unvested shares of Common Stock (or other assets attributable thereto) which would otherwise occur upon the cessation of the Participant’s Service or the non-attainment of the performance objectives applicable to those shares. Such waiver shall result in the immediate vesting of the Participant’s interest in the shares of Common Stock as to which the waiver applies. Such waiver may be effected at any time, whether before or after the Participant’s cessation of Service or the attainment or non-attainment of the applicable performance objectives.

2.2	CORPORATE TRANSACTION/ CHANGE IN CONTROL

A.	All of the Corporation’s outstanding repurchase rights under the Plan shall terminate automatically, and all the shares of Common Stock subject to those terminated rights shall immediately vest in full, in the event of any Corporate Transaction, except to the extent (i) those repurchase rights are to be assigned to the successor corporation (or parent thereof) in connection with such Corporate Transaction or (ii) such accelerated vesting is precluded by other limitations imposed in the Stock Issuance Agreement.

B.	The Committee shall have the discretionary authority, exercisable either at the time the unvested shares are issued or any time while the Corporation’s repurchase rights remain outstanding under the Plan, to provide that those rights shall automatically terminate in whole or in part, and the shares of Common Stock subject to those terminated rights shall immediately vest upon a Corporate Transaction or Change in Control or upon an event or events associated with such transactions.

2.3	SHARE ESCROW/ LEGENDS

      Unvested shares may, in the Committee’s discretion, be held in escrow by the Corporation until the Participant’s interest in such shares vests or may be issued directly to the Participant with restrictive legends on the certificates evidencing those unvested shares.

ARTICLE III

MISCELLANEOUS

3.1	TAX WITHHOLDING

A.	The Corporation’s obligation to deliver shares of Common Stock upon the issuance of awards or vesting of such shares under the Plan shall be subject to the satisfaction of all applicable Federal, state and local income and employment tax withholding requirements.

B.	The Committee may, in its discretion, provide any or all holders of unvested awards under the Plan with the right to use shares of Common Stock in satisfaction of all or part of the minimum Withholding Taxes to which such holders become subject in connection with the vesting or disposition of shares issued pursuant to such awards. Such right may be provided to any such holder in either or both of the following formats:

Stock Withholding: The election to have the Corporation withhold, from the shares of Common Stock otherwise issuable upon the vesting of such shares or upon disposition of the shares, a portion of those shares with an aggregate Fair Market Value equal to the percentage of the Withholding Taxes (not to exceed one hundred percent (100%) of the minimum amount required to be withheld) designated by the holder.

Stock Delivery: The election to deliver to the Corporation, at the time the shares vest or are otherwise issued or upon disposition of the shares, one or more shares of Common Stock previously acquired by such holder (other than in connection with the share vesting triggering the Withholding Taxes) with an aggregate Fair Market Value equal to the percentage of the Withholding Taxes (not to exceed one hundred percent (100%) of the minimum amount required to be withheld) designated by the holder.

3.2	EFFECTIVE DATE AND TERM OF THE PLAN

      The Plan shall become effective immediately on the Plan Effective Date and shall remain in effect until the earliest to occur of (i) December 31, 2013, or (ii) the date on which all shares available for issuance under the Plan shall have been issued as fully-vested shares. No awards shall be made under the Plan after December 31, 2007.

3.3	AMENDMENT OF THE PLAN

      The Board shall have complete and exclusive power and authority to amend or modify the Plan in any or all respects, subject to any stockholder approval which may be required pursuant to applicable laws or regulations; provided, however, that the Board may not, without stockholder approval, (i) increase the number of shares of Common Stock authorized for issuance under the Plan, or (ii) materially increase the benefits offered to participants under the Plan. No amendment or modification shall adversely affect any rights and obligations with respect to awards at the time outstanding under the Plan unless the Participant consents to such amendment or modification.

3.4	USE OF PROCEEDS

      Any cash proceeds received by the Corporation from the sale of shares of Common Stock under the Plan shall be used for general corporate purposes.

3.5	REGULATORY APPROVALS

A.	The implementation of the Plan, the granting of any award under the Plan and the issuance of any shares of Common Stock pursuant to an award shall be subject to the Corporation’s procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the awards granted under it and the shares of Common Stock issued pursuant to it.

•	No shares of Common Stock or other assets shall be issued or delivered under the Plan unless and until there shall have been compliance with all applicable requirements of Federal and state securities laws, and all applicable listing requirements of any stock exchange (or the Nasdaq National Market, if applicable) on which Common Stock is then listed for trading.

3.6	NO EMPLOYMENT/ SERVICE RIGHTS

      Nothing in the Plan shall confer upon the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining such person) or of the Participant, which rights are hereby expressly reserved by each, to terminate such person’s Service at any time for any reason, with or without cause.

APPENDIX

      The following definitions shall be in effect under the Plan:

A. BOARD shall mean the Corporation’s Board of Directors.

B. CHANGE IN CONTROL shall mean a change in ownership or control of the Corporation effected through either of the following transactions:

(i) the acquisition, directly or indirectly by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation), of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities pursuant to a tender or exchange offer made directly to the Corporation’s stockholders, or

(ii) a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.

C. COMMITTEE shall mean the Compensation Committee of the Board of Directors.

D. COMMON STOCK shall mean the Corporation’s common stock.

E. CORPORATE TRANSACTION shall mean either of the following stockholder-approved transactions to which the Corporation is a party:

(i) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or

(ii) the sale, transfer or other disposition of all or substantially all of the Corporation’s assets in complete liquidation or dissolution of the Corporation.

F. CORPORATION shall mean Quiksilver, Inc., a Delaware corporation, and any corporate successor to all or substantially all of the assets or voting stock of Quiksilver, Inc. which shall by appropriate action adopt the Plan.

G. EMPLOYEE shall mean an individual who is in the employ of the Corporation (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

Appendix-1

H. FAIR MARKET VALUE per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

(i) If the Common Stock is at the time traded on the Nasdaq National Market, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question, as such price is reported by the National Association of Securities Dealers on the Nasdaq National Market. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(ii) If the Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question on the Stock Exchange determined by the Committee to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

I. 1934 ACT shall mean the Securities Exchange Act of 1934, as amended.

J. PARENT shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

K. PARTICIPANT shall mean any person who is issued an award under the Plan.

L. PERMANENT DISABILITY OR PERMANENTLY DISABLED shall mean the inability of the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more.

M. PLAN shall mean the Corporation’s 2006 Restricted Stock Plan, as set forth in this document.

N. PLAN EFFECTIVE DATE shall mean March 24, 2006.

O. ROSSIGNOL means Skis Rossignol S.A. together with its subsidiaries.

P. SERVICE shall mean the performance of services for the Corporation (or any Parent or Subsidiary) by a person in the capacity of an Employee, except to the extent otherwise specifically provided in the Stock Issuance Agreement.

Q. STOCK EXCHANGE shall mean either the American Stock Exchange or the New York Stock Exchange.

R. STOCK ISSUANCE AGREEMENT shall mean the agreement entered into by the Corporation and the Participant at the time of issuance of shares of Common Stock under the Plan.

S. SUBSIDIARY shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

T. WITHHOLDING TAXES shall mean the Federal, state and local income and employment withholding taxes to which the holder of unvested shares may become subject in connection with the vesting of those shares or upon the disposition of shares acquired pursuant to a stock issuance.

Appendix-2